Exhibit 99.1

January 23, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Begins Trading On The Frankfurt Stock Exchange - Begins Extensive United States And European Tour

Tulsa, OK., January 23, 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that they have been granted permission to trade on the Frankfurt Stock Exchange, the third largest exchange in the world. Trading of the EXNT shares in Germany started on January 19, 2006.

The Frankfurt Stock Exchange's turnover and securities dealing rates is one of the world's highest. It leads the eight German stock exchanges and is responsible for 85 percent of the securities trading volume in Germany. The Frankfurt Exchange provides full service trading capabilities, which include a trading floor as well as an electronic trading exchange, XETRA.

Frankfurt-based RG Securities submitted the application on behalf of EnXnet and will serve as their specialist. RG Securities AG is a financial boutique with extensive experience and has established themselves as a well-recognized Market Maker on the Frankfurt Stock Exchange (FWB) and XETRA. RG Securities AG is a full member of the Frankfurt Stock Exchange and XETRA and a Listing Partner of Deutsche Boerse and is fully qualified and recognized by the Deutsche Boerse as the competent advisor in all issues related to the admission to trading on the Frankfurt Stock Exchange.

EnXnet began a worldwide awareness campaign with the first live presentation on Wall Street on Wednesday January 18, 2006. An extensive tour begins this week in Geneva and Zurich Switzerland, Frankfurt, Germany and Brussels, Belgium. Company representatives will then travel onto many other cities in Europe in February including but not limited to: Vienna, Paris, Amsterdam and Stockholm to meet a diversified and comprehensive group of professionals. The tour will continue all year long and serve the purpose of introducing EXNT to the investment Community as well as to potentially expand on the business relationships already forged in the European Community.

Ryan Corley, CEO of EnXnet, Inc., stated, "Our decision to apply for listing and trade on the Frankfurt Exchange demonstrates our commitment to facilitate global access to our securities and improve market liquidity. We are looking to expand business opportunities in Western Europe. We are extremely pleased to have RG Securities as our Listing agent. Listing on the Frankfurt exchange will help to further establish our presence in this very lucrative market."

EnXnet, Inc. is a company that has concentrated on finding and developing new technologies with great potential for making positive impacts in the multimedia environment. We are beginning active commercialization of our advanced products. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com